Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 6 to the Registration Statement (Form S-1 No. 333-133184) and related Prospectus of Neiman Marcus, Inc. and subsidiaries and to the incorporation by reference therein of our reports dated October 20, 2009, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. and subsidiaries included in its Annual Report on Form 10-K for the year ended August 1, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
October 20, 2009

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